Exhibit 99.1

Press Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA REPORTS $9.7 MILLION LAND SALE TO TANGER FACTORY OUTLET CENTERS, INC.

November 12, 2015 - DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced the sale of 38.93 acres of land located on the east side of Interstate 95, just south of LPGA Boulevard, to an affiliate of Tanger Factory Outlet Centers, Inc. (NYSE: SKT) (“Tanger”), at a sales price of $9.7 million, or approximately $249,000 per acre. The Company believes the transaction will result in a total estimated gain of approximately of $7.7 million, with an estimated gain of $2.2 million recognized at closing and the remaining gain of approximately $5.5 million expected to be recognized as the Company completes certain infrastructure improvements (the “Infrastructure Work”) at the 230 acre Tomoka Town Center (the “Town Center”). Pursuant to the agreement with Tanger and under the existing contracts with an affiliate of Sam’s Club (“Sam’s Club Buyer”) and with North American Development Group which together represent the potential sale of the remaining acreage in the Town Center (the “Potential Town Center Sales”), the Company is responsible for completion of the Infrastructure Work. The Infrastructure Work is currently estimated to cost between $12.5 million and $16.0 million and is expected to be completed over the next ten months. In connection with the transaction with Tanger, the Company expects to receive approximately $4.5 million for the portion of the Infrastructure Work attributable to the Tanger property from the Tomoka Town Center Community Development District (the “Town Center District”), a special purpose governmental entity, based upon the achievement of certain milestones related to the Infrastructure Work and the Tanger project, and when the Company dedicates the Infrastructure Work to the Town Center District. The payment of the $4.5 million will be recognized into revenue when earned. The Company expects to receive payments, in addition to the sales proceeds from each of the Tanger and Potential Town Center Sales agreements (the “Incremental Payments”), including certain fixed annual payments over the next ten years from two of the buyers which annual amounts are or would be included in the estimated gains from the transactions. In aggregate, the majority of the Incremental Payments and the payment received from the Town Center District are expected to largely offset the cost of the Infrastructure Work.

There can be no assurances regarding the likelihood or timing of either of the Potential Town Center Sales being completed or the final terms, including the acreage subject to the sale, the sales price and other financial terms.

John P. Albright, President and Chief Executive Officer of the Company stated, “We are pleased to complete this transaction with Tanger, particularly given the expected impact that this upscale outlet shopping center will have on the economy of Volusia County and the City of Daytona Beach.” Mr. Albright further stated, “The development of this project will activate the 230 acre Tomoka Town Center, where the balance of the acreage is currently under contract with North American Development Group and Sam’s Club.” Mr. Albright also noted, “The proceeds from the sale will be utilized in a tax-deferred exchange pursuant to Section 1031 continuing our strategy of converting land into income producing properties.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including more than 1.2 million square feet of income properties, as well as over 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

"SAFE HARBOR"

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with closing land transactions, including the likelihood, timing, and final transaction terms thereof, the estimate of the cost of completing infrastructure work affiliated with certain land transactions and the impact on the total estimated gain as well as the timing of the recognition of that gain, our ability to obtain necessary governmental approvals for our land transactions or to satisfy other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.